As filed with the Securities and Exchange Commission on May __, 1999.

                                                 Registration No. 333-44383

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Post Effective

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                                    CEL-SCI Corporation
              (Exact name of registrant as specified in charter)

                                        Colorado
                (State or other jurisdiction of incorporation)

                                      8229 Boone Blvd. #802
                                      Vienna, Virginia 22182
        84-09l6344                      (703) 506-9460
    (IRS Employer I.D.    (Address, including zip code, and telephone number
         Number)            including area of principal executive offices)

                                  Geert Kersten
                              8229 Boone Blvd. #802
                             Vienna, Virginia 22182
                                 (703) 506-9460
         (Name and address, including zip code, and telephone number, including area code, of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date
                         of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

  Title of each                          Proposed     Proposed
    Class of                              Maximum      Maximum
   Securities              Securities    Offering     Aggregate    Amount of
     to be                   to be       Price Per    Offering   Registration
   Registered              Registered     Unit (1)     Price       Fee (4)
  ------------              ----------   ---------   ----------   -----------

Common Stock (2)            5,245,000       $2.00   $10,490,000      $3,095
Common Stock (3)                9,000       $2.00        18,000           6


                            ---------    --------   -----------     -------
Total                       5,254,000               $10,508,000      $3,101
                            =========               ===========      ======



(1) Offering price computed in accordance with Rule 457(c).
(2) Shares of Common Stock issuable upon conversion of Company's Series D Preferred Stock. Includes additional shares which may be issued due to potential adjustments to conversion rate.
(3) Shares of Common Stock previously issued to public relations consultant.

(4)  A fee of $9,486 was paid upon the filing of this Registration Statement.

         Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the conversion of the Series D Preferred Stock or upon the exercise of the Warrants as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Series D Preferred Stock, the Series A Warrants, the Series B Warrants and/or the Sales Agent's Warrants.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                     CEL-SCI CORPORATION
                                  Common Stock

    This Prospectus relates to the sale of up to approximately 720,500 shares of the Common Stock of Cel-Sci Corporation by certain owners of such shares. The owners of the shares to be sold by means of this Prospectus are sometimes referred to as the Selling Shareholders.

         The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders.

         The Selling Shareholders have advised the Company that they may from time to time sell the shares covered by this Prospectus on the American Stock Exchange and in ordinary brokerage transactions, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices. The costs of registering the shares offered by the Selling Shareholders are being paid by the Company. The Selling Shareholders will pay all other costs of the sale of the shares offered by them. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sale of their shares.

    The securities offered by this Prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 7 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Company's Common Stock is traded on the American Stock Exchange. On May __, 1999 the closing price of the Company's Common on the American Stock Exchange was $_____.

                 The Date of this Prospectus is May ___, 1999

                               PROSPECTUS SUMMARY

    THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND APPEARING ELSEWHERE IN THIS PROSPECTUS.

The Company

         CEL-SCI Corporation was formed as a Colorado corporation in 1983 and is involved in the research and development of certain drugs and vaccines. The Company's first product, Multikine(TM), manufactured using the Company's proprietary cell culture technologies, is a combination, or "cocktail", of natural human interleukin-2 ("IL-2") and certain lymphokines and cytokines. Multikine is being tested to determine if it is effective in improving the immune response of cancer patients. The Company's second product, HGP-30, is being tested by the Company's wholly-owned subsidiary, Viral Technologies, Inc. to determine if it is an effective vaccine/treatment against the AIDS virus. The third technology the Company is developing, L.E.A.P.S. (Ligand Epitope Antigen Presentation System) is a T-cell modulation technology which can be used to direct a specific immune response and which is thought to be particularly important in the case of diseases which have no approved vaccinations such as herpes simplex, malaria, and AIDS. The Company intends to use this new technology to improve the cellular immune response of persons vaccinated with HGP-30 and to develop potential treatments and/or vaccines against various diseases. Present target diseases are AIDS, herpes simplex, malaria, tuberculosis, prostate cancer and breast cancer.

         Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

         The costs associated with the clinical trials relating to the Company's technologies, research expenditures and the Company's administrative expenses have been funded with the public and private sales of shares of the Company's Common Stock and borrowings from third parties, including affiliates of the Company.

         The Company does not expect to develop commercial products for several years, if at all. The Company has had operating losses since its inception, had an accumulated deficit of approximately $46,655,000 at December 31, 1998, and expects to incur substantial losses for the foreseeable future.

    The Company's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

                                  THE OFFERING

Securities Offered:

         The Prospectus relates to the sale of up to 720,500 shares of the Common Stock of Cel-Sci Corporation by certain owners of such shares. The owners of the shares to be sold by means of this Prospectus are sometimes referred to as the Selling Shareholders

Common Stock Outstand-
ing Prior To and After
Offering:                 As of May 10,  1999,  the Company had  16,016,667
                        shares of Common Stock issued and outstanding. Assuming all shares of the Series D Preferred Stock are converted into 720,500 shares of the Company's Common Stock, assuming a conversion price of $2.00 per share, there will be 16,737,167 shares of Common Stock issued and outstanding. The number of outstanding shares before and after this Offering does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities previously issued by the Company. See "Comparative Share Data".

Risk Factors:           The  purchase  of  the  Securities   offered  by  this
                        Prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the "Risk Factors" section of this Prospectus for additional Risk Factors.

AMEX Symbol:            HIV

Summary Financial Data

                            Years Ended September 30,    Three Months Ended
                             1998            1997        December 31,1998
                             ----            ----        ----------------

Investment Income and
  Other Revenues            $792,994       $438,145          $195,713

Expenses:
  Research and
  Development              3,833,854      6,011,670           941,948

Depreciation
  and
 Amortization                295,331        313,547            65,932

General and
Administrative             3,106,492      2,302,386           706,024
                        ------------   ------------     -------------

Net Loss                 $(6,442,683)   $(8,189,458)      $(1,518,191)
                         ============   ===========       ============

Accretion of Preferred
Stock                      1,980,000      1,062,482                --
                                                       --------------

Preferred Stock Dividends         --        108,957                --
                          -----------    -------       --------------

Net Loss attributable to
common stockholders      $(8,422,683)   $(9,360,897)      $(1,518,191)
                         ============   ============      ============

Loss per common share
 (basic)                     $( 0.74)       $(1.00)           $(0.13)
                             ========       =======           =======

Loss per common share
 (diluted                     $(0.74)       $(1.00)           $(0.13)
                              =======       =======           =======

Weighted average
  common shares
  outstanding             11,379,437      9,329,419        11,615,914

Balance Sheet Data
                                September 30,          December 31,1998
                            1998          1997

Working Capital        $12,926,014    $4,581,247          $11,376,946
Total Assets            14,431,813     6,334,397           12,744,104
Current Liabilities        427,147       481,587              298,896
Long Term and Other
  Liabilities               29,382        27,030               29,382
Total   Liabilities        456,529       508,617              328,278

Shareholders'
   Equity               13,975,284     5,825,780           12,415,826

                                  RISK FACTORS

         Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of their holdings of Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Company's Common Stock. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered by this Prospectus

The Company Has Earned Only Limited Revenues and Has a History of Losses.

         The Company has had only limited revenues since it was formed in 1983. Since the date of its formation and through December 31, 1998 the Company incurred net losses of approximately $46,655,000. During the years ended September 30, 1996, 1997 and 1998 the Company suffered losses of $6,326,666, $8,189,458 and $6,442,683 respectively. The Company has relied principally upon the proceeds of public and private sales of securities to finance its activities to date. All of the Company's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, the Company expects to incur substantial losses for the foreseeable future.

         There can be no assurance the Company will be profitable. At the present time, the Company intends to use available funds to finance the Company's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends on its common stock and there can be no assurance that common stock dividends will ever be paid.

The Company Needs Additional Capital to Finance Its Operations.

         Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs and may require several years to complete. The Company expects that it will need additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses. The Company may be forced to delay or postpone development and research expenditures if the Company is unable to secure adequate sources of funds. These delays in development may have an adverse effect on the Company's ability to produce a timely and competitive product. There can be no assurance that the Company will be able to obtain additional funding from other sources.

Cost Estimates for Clinical Trials and Research May be Inaccurate.

         The Company's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If the Company's cost estimates are incorrect, the Company will need additional funding for its research efforts.

Products Which May Be Developed by the Company Will Require Regulatory Approvals Prior to Sale.

         Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by the Company, VTI or its licensees, and there can be no assurance that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals may adversely affect the ability of potential licensees or the Company to successfully market any products developed. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted.

The Company is Dependent on an Unrelated Corporation to Manufacture Multikine

          The Company has an agreement with an unrelated corporation for the production, until August 2000, of Multikine for research and testing purposes. At present, this is the Company's only source of Multikine. If this corporation could not, for any reason, supply the Company with Multikine, the Company estimates that it would take approximately six to ten months to obtain supplies of Multikine under an alternative manufacturing arrangement. The Company does not know what cost it would incur to obtain this alternative source of supply.

The Biomedical Feld in Which the Company is Involved is Undergoing Rapid and Significant Technological Change.

         The successful development of therapeutic agents and diagnostic products from the compounds, compositions and processes licensed to the Company, through Company financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field. There can be no assurance that the Company will achieve or maintain such a competitive position or that other technological developments will not cause the Company's proprietary technologies to become uneconomical or obsolete.

The Company's Patents Might Not Protect the Company's Technology.

         Certain aspects of the Company's technologies are covered by U.S. and foreign patents. In addition, the Company has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford the Company. Disputes may arise between the Company and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any, the extent to which the Company may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. The Company's first MULTIKINE patent will expire in the year 2000. Since the Company does not know if it will ever be able to sell MULTIKINE on a commercial basis, the Company cannot predict what effect the expiration of this patent will have on the Company. Notwithstanding the above, the Company believes that trade secrets and later issued patents will protect the technology associated with Multikine past the year 2000.

The Company's Product Liability Insurance May Not Be Adequate.

         Although the Company has product liability insurance for Multikine and its HGP-30 vaccine, the successful prosecution of a product liability case against the Company could have a materially adverse effect upon its business if the amount of any judgment exceeds the Company's insurance coverage.

The Loss of Management and  Scientific  Personnel  Could Adversly  Affect the
Company.

          The Company is dependent for its success on the continued availability of its executive officers. The loss of the services of any of the Company's executive officers could have an adverse effect on the Company's business. The
Company does not carry key man life insurance on any of its officers. The Company's future success will also depend upon its ability to attract and retain qualified scientific personnel. There can be no assurance that the Company will be able to hire and retain such necessary personnel.

Shares Issuable Upon the Conversion of Options, Warrants and Convertible Securities May Depress the Price of the Company's Common Stock.

         The Company has issued options to its officers, directors, employees and consultants which allow the holders to acquire additional shares of the Company's Common Stock. In some cases the Company has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities issuable upon the exercise of the options will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.

         Until the options expire, the holders will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of the options may exercise them at a time when the Company could obtain additional capital on terms more favorable than those provided by the options. The exercise of the options will dilute the voting interest of the owners of presently outstanding shares of the Company's Common Stock and may adversely affect the ability of the Company to obtain additional capital in the future. The sale of the shares of Common Stock issuable upon the exercise of the options could adversely affect the market price of the Company's stock.

         In addition, the Company has 1,441 Shares of Series D Preferred Stock issued and outstanding. Each Series D Preferred Share is convertible into shares of the Company's Common Stock equal in number to the amount determined by dividing $1,000 by the average price of the Company's common stock for any two trading days during the ten trading days preceding the conversion date. Since the price of the Company's Common Stock has been volatile in the past, investors could experience substantial dilution upon the conversion of the Series D Preferred Stock into Common Stock as a result of either (i) a decline in the market price of the Company's Common Stock prior to conversion, or (ii) an event triggering the antidilution rights of any outstanding shares of the Series D Preferred Stock. In connection with the sale of the Series D Preferred Stock, the Company also issued Series A and Series B Warrants which collectively allow for the purchase of 1,100,000 shares of the Company's common stock. See "Comparative Share Data".

         The Shares of Common Stock issuable upon the conversion of the Series D Preferred Stock are being offered for public sale by means of this prospectus. The issuance of Common Stock upon the conversion of the Series D Preferred Stock and/or the exercise of the Series A or Series B Warrants, as well as future sales of such Common Stock or of shares of Common Stock held by existing stockholders, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock.

Competition in the Research, Development and Commercialization of Products Which May be Used in the Prevention or Treatment of Cancer and AIDS is Intense.

         Major pharmaceutical and chemical companies, as well as specialized genetic engineering firms, are developing products for these diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and AIDS and are expected to become more active in the future.

The Market Price for the Company's Common Stock is Volatile.

         The market price of the Company's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of the Company's Common Stock.

                             COMPARATIVE SHARE DATA

         As of May 10,  1999,  the present  shareholders  of the  Company  owned
16,005,015 shares of Common Stock, which had a net tangible book value of approximately $0.92 per share (unaudited). The following table illustrates the comparative stock ownership of the present shareholders of the Company, as compared to the investors in this Offering, assuming all shares offered are sold.
                                               Number of          Note
                                                 Shares           Reference

Shares outstanding as of May 10, 1999 (1)   16,016,667

Shares to be issued upon conversion of         720,500             A
Series D Preferred Stock, assuming
conversion price of $2.00 per share (1)      _________

Shares outstanding (pro forma basis)  (1)   16,737,167

Net tangible book value per share as of
December 31, 1998 (unaudited)                    $0.92

Equity ownership by present shareholders          96%
after this offering

Equity ownership by investors in this Offering     4%

(1) Assumed conversion price is based upon the closing price of the Company's Common Stock on May 10, 1999. The actual number of shares to be issued upon the conversion of the Series D Preferred Shares may be greater than 720,500 shares and will depend upon the price of the Company's Common Stock at the time of conversion.

(2) Amount excludes shares which may be issued upon the exercise and/or conversion of options, warrants and other convertible securities previously issued by the Company. See table below.

         "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total assets. Tangible assets exclude deposits and patent costs. The purchasers of the securities offered by this Prospectus will suffer an immediate dilution if the price paid for the securities offered is greater than the net tangible book value of the Company's Common Stock.

Other Shares Which May Be Issued:

         The following table lists additional shares of the Company's Common Stock which may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by the Company:
                                               Number of            Note
                                                  Shares        Reference

Shares issuable upon exercise of             1,100,000             A
Series A and Series B Warrants

Shares issuable upon exercise of                50,000             B
Sales Agent Warrants

Shares issuable upon exercise                  285,000             C
of options granted to financial consultants

Shares issuable upon exercise of warrants
held by former holders of the
Company's Series B Preferred Stock.             82,250               D

Shares  issuable  upon  exercise of
options and  warrants  granted to
Company's officers, directors, employees,
consultants, and third parties               2,946,084               E

A. In December 1997, the Company sold 10,000 shares of its Series D Preferred Stock, 550,000 Series A Warrants and 550,000 Series B Warrants, to ten institutional investors for $10,000,000. Each Series D Preferred Share is convertible into shares of the Company's Common Stock equal in number to the amount determined by dividing $1,000 by the lower of (i) $8.28, or (ii) the average price of the Company's common stock for any two trading days during the ten trading days preceding the conversion date. Each Series A Warrant allows the holder to purchase one share of the Company's common stock for $8.62 at any time prior to December 22, 2001. Each Series B Warrant allows the holder to purchase one share of the Company's Common Stock for $9.31 at any time prior to December 22, 2001. As of May 10, 1999, 8,559 shares of the Series D Preferred Stock had been converted into 4,461,332 shares of the Company's common stock. The shares issuable upon the conversion of the Series D Preferred Shares are being offered for sale to the public by means of this prospectus. See "Selling Shareholders".

B. In connection with the Company's December l997 sale of Series D Preferred Shares and Warrants Shoreline Pacific Institutional Finance, the Sales Agent for such offering, received a commission plus warrants to purchase 50,000 shares of the Company's Common Stock (the "Sales Agent Warrants"). The Sales Agent Warrants are exercisable at a price of $8.62 per share at any time prior to December 22, 2001.

C. The Company has granted options for the purchase of an additional 285,000 shares of common stock to certain investor relations consultants in consideration for services provided to the Company. The options are exercisable at prices ranging between $2.50 and $7.31 per share and expire between September 1999 and February 2004.

D. These warrants allow the holders to purchase up to 82,250 shares of the Company's common stock for $4.25 per share at any time prior to December 15, 1999.

E. The options are exercisable at prices ranging from $2.06 to $11.00 per share. The Company may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

                              SELLING SHAREHOLDERS

         In December 1997 the Company raised $10,000,000 from the sale of 10,000 shares of the Company's Series D Preferred Stock, 550,000 Series A Warrants and 550,000 Series B Warrants. At the purchasers' option, the Preferred Shares are convertible from time to time, in whole or in part, into shares of the Company's Common Stock upon certain terms. See "Comparative Share Data". The actual number of shares to be issued upon the conversion of the Series D preferred Shares may be greater than the 720,500 shares shown in the following table and will depend upon the price of the Company's Common Stock at the time of conversion. See "Comparative Share Data". The shares issuable upon the conversion of the Series D Preferred Shares are being offered to the public by means of this Prospectus.

         The holders of the Preferred Shares to the extent they convert their Preferred Shares into shares of Common Stock are referred to in this Prospectus as the "Selling Shareholders". The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders.

         The names of the Selling Shareholders are:

                                            Shares
                                            Which
                                            May Be
                                           Acquired
                                           Upon Con-                  Share
                                          version of   Shares to      Owner-
                               Shares      Series D     be Sold       ship
                           Beneficially   Preferred     in this       After
       Name                 Owned (1)     Shares (2)  Offering (4)   Offering
----------------           -----------    ----------  ------------   --------

KA Investments LDC                --        25,000         25,000         --

Olympus Securities, Ltd.          --       362,500        362,500(3)      --

Nelson Partners                   --       252,500        252,500(3)      --

Leonardo, L.P.                    --        50,000         50,000         --

AGR Halifax Fund, Ltd.            --        30,500         30,500         --

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities and includes any securities which the shareholder has the right to acquire within 60 days through the conversion or exercise of any security or other right.

(2) Represents shares issuable upon the conversion of the Series D Preferred Stock assuming conversion price of $2.00 per share. The actual number of shares to be issued upon the conversion of the Series D Preferred Shares may be greater than the amount shown in this table and will depend upon the price of the Company's Common Stock at the time of conversion. See "Comparative Share Data".

(3) Citadel  Limited  Partnership  is the  managing  general  partner  of Nelson
    Partners and the trading manager of Olympus Securities, Ltd. and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the shares owned by Olympus and the ownership information for Olympus does not include the shares owned by Nelson. The Company, Olympus Securities, Ltd., and Nelson Partners have agreed that no more than 4.9% of the outstanding shares of the Company's common stock may be issued to Olympus Securities and Nelson Partners, on a combined basis, during any 30 day period as a result of the conversion of the Series D Preferred Shares and/or the exercise of the Warrants.

(4) Assumes all shares owned, or which may be acquired, by the Selling Shareholders, are sold to the public by means of this Prospectus.

Manner of Sale.

    The shares of Common Stock owned, or which may be acquired, by the Selling Shareholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

      (a) A block trade in which a broker or dealer engaged by the Selling Shareholders will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

      (b) Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus.

      (c) Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      (d) Face-to-face transactions between sellers and purchasers without a broker/dealer.

         In making sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated.

         From time to time one or more of the Selling Shareholders may transfer, pledge, donate or assign the shares received upon the conversion of the Series D Preferred Stock (the "Conversion Shares") to lenders or others and each of such persons will be deemed to be a Selling Shareholder for purposes of this Prospectus. The number of Conversion Shares beneficially owned by those Selling Shareholders will decrease as and when they transfer, pledge, donate or assign the Conversion Shares. The plan of distribution for the Conversion Shares sold by means of this Prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders for purposes of this Prospectus .

         A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Company's common stock in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with the distribution of the Company's common stock by such broker-dealers. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A Selling Shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

         Broker-dealers, underwriters or agents participating in the distribution of the Company's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Selling Shareholders and any broker-dealers who act in connection with the sale of common stock offered by this prospectus may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Shareholder can presently estimate the amount of such compensation. The Company does not know of any existing arrangements between any Selling Shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Company's common stock.

         The Company has advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

         The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                            DESCRIPTION OF SECURITIES
Common Stock

         The Company is authorized to issue 100,000,000 shares of Common Stock, (the "Common Stock"). Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

         The Company is authorized to issue up to 200,000 shares of Preferred Stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of the Company.

         See "Comparative Share Data" for information concerning the Company's Series D Preferred Stock.

Transfer Agent

         American Securities Transfer, Inc., of Denver, Colorado, is the transfer agent for the Company's Common Stock.

                                     EXPERTS

         The financial statements as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which includes an explanatory paragraph related to the restatement of the 1997 and 1996 financial statements) which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Company's Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

         The Company is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by the Company can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The
Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding the Company. The address of that site is http://www.sec.gov.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this Prospectus).
Requests should be directed to:

                               CEL-SCI Corporation
                             8229 Boone Blvd., #802
                             Vienna, Virginia 22182
                                 (703) 506-9460

         The  following  documents  filed  with the  Commission  by the  Company
(Commission   File  No.  0-11503)  are   incorporated  by  reference  into  this
Prospectus:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

(2) The Company's Report on Form 10-Q for the quarter ending December 31, 1998.

(3) The Company's Proxy Statement relating to the April 12, 1999 Annual Meeting of Shareholders.

         All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

         No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus. Any information or representation not contained in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of this Prospectus.




                                TABLE OF CONTENTS


                                                                Page
Prospectus Summary........................                        9
Comparative Share Data.....................                      12
Selling Shareholders........................                     15
Description of Securities...................                     19
Experts.....................................                     20
Indemnification.............................                     20
Additional Information......................                     21

                                  Common Stock

                               CEL-SCI CORPORATION

                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution
          -------------------------------------------
             SEC Filing Fee                                       $5,429
             Blue Sky Fees and Expenses                            2,000
             Printing and Engraving Expenses                       2,000
             Legal Fees and Expenses                              10,000
             Accounting Fees and Expenses                          3,000
             Miscellaneous Expenses                                2,571
                                                              ----------

             TOTAL                                               $25,000

             All expenses other than the S.E.C. filing fees are estimated.

Item 25.  Indemnification of Officers and Directors.

         It is provided by Section 7-109-102 of the Colorado Revised Statutes and the Company's Bylaws that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 16.  Exhibits

3(a)  Articles of Incorporation         Incorporated  by  reference to Exhibit
                                        3(a)   of   the   Company's   combined
                                        Registration  Statement  on  Form  S-1
                                        and      Post-Effective      Amendment
                                        ("Registration Statement"), Registration
                                        Nos. 2-85547-D  and 33-7531.

 (b) Amended Articles                   Incorporated by reference  to Exhibit
                                        3(a) of the Company's  Registration
                                        Statement on Form S-1, Registration Nos.
                                        2-85547-D and 33-7531.

 (c) Amended Articles                   Filed as  Exhibit  3(c) to the Company's
    (Name change only)                  Registration  Statement  on  Form  S-1
                                        Registration Statement (No. 33-34878).

 (d) Bylaws                             Incorporated  by  reference  to
                                        Exhibit    3(b)    of   the    Company's
                                        Registration   Statement  on  Form  S-1,
                                        Registration Nos. 2-85547-D and 33-7531.

(a)  Specimen copy of                  Incorporated  by  reference to Exhibit
     Stock Certificate                 4(a)of the Company's Registration
                                       Statement on Form S-1, Registration Nos.
                                       2-85547-D and 33-7531.

 (c)  Form of Common Stock             Incorporated by reference to Exhibit 4(c)
      Purchase Warrant                 filed as an exhibit to the Company's
                                       Registration Statement on Form S-1
                                       (Registration No. 33-43281).

 (d)  Certificate of Designations       Incorporated by reference to Exhibit 4.2
      Preferences and Rights of         file with Report on Form 8-K dated
      Series D Preferred Stock.         Dewcember 22, 1997.

5.    Opinion of Counsel                Previously Filed

10(e) Employment Agreement with         Filed with Amendment Number 1 to the
      Geert Kersten                     Company's  Registration Statement on
                                        Form  S-1   (Commission   File  Number
                                        33-43281).

10(f) Securities Purchase Agreement     Incorporated by reference to Exhibit 4.1
      (without Exhibits and Schedules)  filed with Report on Form 8-K dated
      Pertaining to sale of Series D     December 22, 1997.
      Preferred Stock

10(g) Form of Common Stock Purchase     Incorporated by reference to Exhibit 4.3
      Warrant sold with shares of       filed with Report on Form 8-K dated
      Series D Preferred Stock          December 22, 1997.

10(h) Registration Rights Agreement    Incorporated by reference to Exhibit 4.4
      Pertaining to Series D Preferred  filed with  Report on Form 8-K  dated
      Stock and Warrants                December 22, 1997.

23(a) Consent of Hart & Trinen           Previously filed

  (b) Consent of Deloitte & Touche, LLP   Previously filed

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to exe- cute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, State of Virginia, on the 7th day of May, 1999.

                                       CEL-SCI CORPORATION


                                       By:   /s/Maximilian De
Clara
                                            MAXIMILIAN DE CLARA, PRESIDENT

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date


 /s/ Maximilian de Clara         Director and                 May 7, 1999
 Maximilian de Clara              Principal
                               Executive Officer


 /s/ Geert R. Kersten         Director, Principal             May 7, 1999
 Geert R. Kersten             Financial Officer
                              and Chief Executive
                              Officer


 Alexander G. Esterhazy           Director


  /s/ John M. Jacquemin           Director                    May 7, 1999
  John M. Jacquemin